As filed with the Securities and Exchange Commission on August 23, 2006
Registration No. 333-___________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0462685 (I.R.S. Employer Identification No.)
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Address of principal executive offices) (Zip code)
1999 STOCK INCENTIVE PLAN, AS AMENDED
1999 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
(Full title of the plans)
George A. Koeck, Esq.
General Counsel and Corporate Secretary
Otter Tail Corporation
215 South Cascade Street, Box 496
Fergus Falls, Minnesota 56538-0496
(Name and address of agent for service)
(866) 410-8780
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering price	aggregate	Amount of
to be registered	registered(1)(2)	per share(3)	offering price(3)	registration fee
Common Shares, par value $5 per share(4)	1,500,000 Shares	$29.415	$44,122,500	$4,722

(1)	Represents 1,000,000 Common Shares that may be offered or sold pursuant to the 1999 Stock Incentive Plan, as amended, and 500,000 Common Shares that may be offered or sold pursuant to the 1999 Employee Stock Purchase Plan, as amended.

(2)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h)(1), the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Common Shares on August 22, 2006, as reported on the NASDAQ Global Select Market.

(4)	Includes corresponding rights to acquire Otter Tail Corporation Series A Junior Participating Preferred Stock, without par value, pursuant to the Rights Agreement, dated as of January 27, 1997 and amended as of August 24, 1998, between Otter Tail Corporation (formerly known as Otter Tail Power Company) and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association), or any successor rights agreement of Otter Tail Corporation.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Otter Tail Corporation (the “Company”) with the Securities and Exchange Commission, are incorporated by reference in this registration statement, as of their respective dates:
(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

(c)	the Company’s Current Reports on Form 8-K filed on April 13, 2006 and May 2, 2006; and

(d)	the description of the Company’s Common Stock contained in any registration statement or report filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.
     Article VIII of the Bylaws of the Company contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.
     Article X of the Restated Articles of Incorporation, as amended, of the Company provides that a director shall not be liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.
     The Company has obtained insurance policies indemnifying the Company and the Company’s directors and officers against certain civil liabilities and related expenses.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

		Previously Filed as
Number	File No.	Exhibit No.	Description

4.1	Form 8-K filed 4/10/01	3	Restated Articles of Incorporation, as amended (including resolutions creating outstanding series of Cumulative Preferred Shares)

4.2	33-46071	4-B	Bylaws, as amended

4.3	Form 8-A (filed 1/28/97)	1	Rights Agreement, dated as of January 27, 1997 (the Rights Agreement), between the Company and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association)

4.4	Form 8-A/A dated 9/29/98	2	Amendment No. 1, dated as of August 24, 1998, to the Rights Agreement

5.1			Opinion and consent of Dorsey & Whitney LLP

23.1			Consent of Deloitte & Touche LLP

23.2			Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1			Power of Attorney
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on August 23, 2006.

OTTER TAIL CORPORATION
By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 23, 2006.

	Signature	Title
	/s/ John D. Erickson	President and Chief Executive Officer

	John D. Erickson	(principal executive officer)

	/s/ Kevin G. Moug	Chief Financial Officer and Treasurer

	Kevin G. Moug	(principal financial and accounting officer)

	/s/ John C. MacFarlane*	Chairman of the Board and Director

John C. MacFarlane

	/s/ Karen M. Bohn*	Director

Karen M. Bohn

	/s/ Dennis R. Emmen*	Director

Dennis R. Emmen

	/s/ Arvid R. Liebe*	Director

Arvid R. Liebe

	/s/ Edward J. McIntyre*	Director

Edward J. McIntyre

	/s/ Kenneth L. Nelson*	Director

Kenneth L. Nelson

	/s/ Nathan I. Partain*	Director

Nathan I. Partain

	/s/ Joyce Nelson Schuette*	Director

Joyce Nelson Schuette

	/s/ Gary J. Spies*	Director

Gary J. Spies

*By	/s/ Kevin G. Moug	Attorney-in-fact for the persons indicated above with an *

Kevin G. Moug
Pro Se and Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description	Page No.
4.1	Restated Articles of Incorporation, as amended (including resolutions creating outstanding series of Cumulative Preferred Shares).	Previously filed

4.2	Bylaws, as amended	Previously filed

4.3	Rights Agreement, dated as of January 27, 1997 (the Rights Agreement), between the Company and Wells Fargo Bank, National Association (successor by merger to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association)	Previously filed

4.4	Amendment No. 1 dated as of August 24, 1998 to the Rights Agreement	Previously filed

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney